NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The New York Stock Exchange hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on June 15, 2007, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(3) That on May 31, 2007 the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefore and represent no other right except, if such be the fact, the right to receive an immediate cash payment. The merger between Duquesne Light Holdings, Inc. and DQE Merger Sub Inc. a wholly-owned subsidiary of DQE Holdings LLC which is owned by a consortium led by a wholly-owned subsidiary of the parallel funds Macquarie Infrastructure Partners A, L.P. and Macquarie Infrastructure Partners Canada, L.P. and Diversified Utility and Energy Trusts became effective on May 31, 2007. Each share of Common Stock of Duquesne Light Holdings, Inc. was converted into $20.00 in cash per share. The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading on June 1, 2007.